Exhibit 10.13

Summary Sheet for Executive Officer Compensation

Base Salary

The following table sets forth the current base salaries of IntriCon Corporation’s CEO, CFO and each of the executive officers who will be named in the Summary Compensation Table incorporated by reference into IntriCon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 from the proxy statement that will be filed in connection with the 2007 annual shareholders’ meeting (the “Named Executive Officers”).

Name and Principal Position	2007 Annual Base Salary
Mark S. Gorder, President and Chief Executive Officer	$312,000

Scott Longval, Chief Financial Officer and Treasurer	$130,000

Steven M. Binnix, Vice President and General Manager of RTI Electronics	$156,000

Christopher D. Conger, Vice President, Research and Development	$145,600

Michael P. Geraci, Vice President, Sales and Marketing	$156,000

Dennis L. Gonsior, Vice President, Global Operations	$145,600

Bonuses

The Compensation Committee also approved the 2007 Bonus Plan (the “Bonus Plan”), which is not set forth in a written agreement. Pursuant to the Bonus Plan, each of the Named Executive Officers is eligible to receive a cash bonus based on the Corporation exceeding certain earnings per share target amounts for the fiscal year 2007 (calculated after giving effect to any bonuses accrued under the Bonus Plan). Depending upon the earnings per share target amount, Mr. Gorder is eligible to receive a bonus up to 150% of his base salary and each of the other Named Executive Officers are eligible to receive a bonus up to 75% of their respective base salary.

Plans and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the 2007 Bonus Plan;

•	Participate in the 2006 Equity Incentive Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.